Exhibit 99.1

Regal Entertainment Group

Announces Changed Record Date

for Previously Announced Regular Quarterly Dividend

Knoxville, Tennessee – May 20, 2004 — Regal Entertainment Group (NYSE: RGC) (“Regal” or the “Company”), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States under the Regal Cinemas, United Artists Theatres and Edwards Theatres brands and its media company, Regal CineMedia, today announced that, in order to accommodate a request of the New York Stock Exchange, Regal has changed the record date for its previously announced regular quarterly dividend of $0.18 per Class A and Class B common share from June 1, 2004 to June 10, 2004.  The payment date for the quarterly dividend will remain June 15, 2004, as previously announced on April 27, 2004.  This announcement does not affect in any respect Regal’s extraordinary cash dividend of $5.00 per Class A and Class B common share announced on May 13, 2004.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2004.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,020 screens in 545 locations in 39 states. Regal operates approximately 17% of all screens in the United States including theatres in 46 of the top 50 U.S. markets and growing suburban areas.  We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through Regal CineMedia, develop new sources of revenue and cash flow by utilizing Regal’s existing asset base.

Regal CineMedia is a wholly owned subsidiary of Regal Entertainment Group focusing on the expansion and development of advertising and new uses for Regal’s theatre assets, while at the same time enhancing the movie-going experience.  Regal CineMedia operates other divisions that focus on meetings and special productions in a theatre environment, including the presentation of live sports and entertainment events, as well as the sale of group tickets and gift certificates.

Additional information is available on the Company’s Web site at www.REGmovies.com or www.regalcinemedia.com.

Regal Entertainment Group Announces Changed Record Date for Previously Announced Regular Quarterly Dividend

May 20, 2004

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Financial Contact:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com